Exhibit 1

Schedule of Transactions

Shamrock Activist Value Fund, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*
04/28/06	4,602	$27.2671
05/01/06	4,602	$27.2295
05/02/06	4,602	$26.6470
05/30/06	24,306	$23.1800
Total Common Shares	38,112

Shamrock Activist Value Fund II, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*
04/28/06	4,641	$27.2671
05/01/06	4,641	$27.2295
05/02/06	4,641	$26.6470
05/30/06	21,980	$23.1800
Total Common Shares	35,903

Shamrock Activist Value Fund III, L.P.

Date	Number of Common Shares	Price Per Common Share in $US*
04/28/06	757	$27.2671
05/01/06	757	$27.2295
05/02/06	757	$26.6470
05/30/06	3,714	$23.1800
Total Common Shares	5,985

*	Excludes Brokerage Commissions